Press Release

CEO/President of OmniReliant Resigns; Replacement Named

FOR IMMEDIATE RELEASE

CLEARWATER, FL., January 22, 2009 — OmniReliant Holdings, Inc. (OTCBB:ORHI) announced today that Paul W. Morrison, President , CEO and Secretary of OmniReliant Holdings, Inc., has formally separated from his positions as CEO, President and Secretary.  Mr. Morrison has also resigned as a member of the Company’s board of directors.   Mr. Morrison has resigned from the Company to pursue other business opportunities.

Robert  J. DeCecco III has been appointed as the Company’s new CEO, President and Secretary, effective immediately. Mr. DeCecco has been the CFO of OmniReliant since his appointment on September 21, 2009. Mr. DeCecco has also been appointed as a member of the Company’s board of directors.

About OmniReliant Holdings

OmniReliant Holdings is a holding company with subsidiaries that utilize DRTV, live shopping and internet to build brands. The Company, through its subsidiaries, engages in the creation, design, distribution, and sale of affordable products available to U.S. and international consumers. The Company successfully markets its products through various direct response formats, live shopping networks, ecommerce, direct mail, and traditional retail channels.

The corporate offices of OmniReliant are located 14375 Meyerlake Circle Clearwater, Florida  33760. Questions regarding the Company may be addressed to Robert J. DeCecco, CEO, at 727-230-1031. For further information visit http://www.omnireliant.com.

Forward-Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Undue reliance should not be placed on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements.

Any forward-looking statement reflect our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward- looking statements if they comply with the requirements of the Act.

Media Contact:
Diana M. Weber
dweber@omnireliant.com
727.776.6768

###